Filed pursuant to Rule 433
Dated October 11, 2006

Relating to
Pricing Supplement No. 116 dated October 11, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F

Fixed Rate Senior Notes Due 2016
Floating Rate Senior Notes Due 2016

Fixed Rate Senior Notes Due 2016
Issuer:	Morgan Stanley
Principal Amount:	$1,250,000,000
Maturity Date:	October 18, 2016
Trade Date:	October 11, 2006
Original Issue Date (Settlement):	October 18, 2006
Interest Accrual Date:	October 18, 2006
Issue Price (Price to Public):	99.805%
Agents’ Commission:	0.45%
All-in Price:	99.355%
Net Proceeds to Issuer:	$1,241,937,500
Interest Rate:	5.75% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:	Each April 18 and October 18, commencing April 18, 2007
Day Count Convention:	30/360
Optional Make-Whole Redemption:	Yes (treasury spread: plus 15 basis points)
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61746BDB9
ISIN:	US61746BDB99
Issuer Ratings:	Aa3 / A+ / AA-
Agents:	Morgan Stanley & Co. Incorporated and such other agents as shall be named in the above-referenced Pricing Supplement
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

Floating Rate Senior Notes Due 2016
Issuer:	Morgan Stanley
Principal Amount:	$1,250,000,000
Maturity Date:	October 18, 2016
Trade Date:	October 11, 2006
Original Issue Date (Settlement):	October 18, 2006
Interest Accrual Date:	October 18, 2006
Issue Price (Price to Public):	100%
Agents’ Commission:	0.45%
All-in Price:	99.55%
Net Proceeds to Issuer:	$1,244,375,000
Base Rate:	LIBOR Telerate 3750
Spread (plus or minus):	Plus 0.45%
Index Maturity:	Three months
Index Currency:	U.S. Dollars
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each January 18, April 18, July 18 and October 18, commencing January 18, 2007
Day Count Convention:	Actual/360
Initial Interest Rate:	To be determined by the Calculation Agent on the second London banking day prior to the Original Issue Date
Initial Interest Reset Date:	January 18, 2007
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61746BDC7
ISIN:	US61746BDC72
Issuer Ratings:	Aa3 / A+ / AA-
Agents:	Morgan Stanley & Co. Incorporated and such other agents as shall be named in the above-referenced Pricing Supplement
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006